FURTHER RESOLVED, that the Notes and Warrants, when issued on such basis, shall constitute valid and binding obligations of the Corporation;

         FURTHER RESOLVED, that if and when any of the Warrants are exercised, the officers of the Corporation be and they hereby are authorized to issue the number of shares of Common Stock with respect to which any such Warrant is exercised, upon receipt of payment therefor and surrender of the certificate representing any such Warrant to the Corporation or its designated agent with the exercise form thereon duly completed; and, further that said shares of Common Stock, when paid for in accordance with the terms of said Warrant and when issued by the Corporation, shall be validly issued, fully paid and nonassessable shares of Common Stock;

         FURTHER RESOLVED, that pursuant to Section 27 of the Rights Agreement, the Rights Agreement is hereby amended as follows:

1. The second sentence of Section 1(a) is hereby amended in its entirety to read as follows:

                  Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of the acquisition by such Person directly from the Company of newly-issued or treasury shares of Common Stock or warrants, options or other securities convertible into Common Stock of the Company ( it being understood that a purchase from an underwriter or other intermediary in connection with a public offering by the Company is deemed for purposes hereof to be a purchase directly from the Company); provided, however, that if a person shall become the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding by reason of the receipt directly from the Company of newly-issued shares of Common Stock or warrants, options or other securities convertible into Common Stock of the Company and shall, after such direct issuance by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company other than pursuant to a Qualifying Offer (and thereafter remains a Beneficial Owner of 20% or more of the shares of Common Stock of the Company), then such Person shall be deemed to be an "Acquiring Person"; and provided, further, that any transferee from such Person who becomes the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding shall nevertheless be deemed to be an "Acquiring Person."

         FURTHER RESOVLED, that the officers of the Company are hereby directed to take such other action, including further amendments to the Rights Agreement, as they deem necessary or appropriate in the sole discretion to effectuate the purposes and intent of the resolutions.